UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2014

CUBESMART

CUBESMART, L.P.

(Exact Name of Registrant as Specified in Charter)

Maryland (CubeSmart)	001-32324	20-1024732

Delaware (CubeSmart, L.P.)	000-54662	34-1837021
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5 Old Lancaster Road

Malvern, PA 19355

(Address of Principal Executive Offices)

(610) 535-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 14, 2014, CubeSmart, a Maryland real estate investment trust (the “Company”), and CubeSmart, L.P., a Delaware limited partnership (the “Operating Partnership”), executed and delivered an Underwriting Agreement (the “Underwriting Agreement”), by and among the Company, the Operating Partnership, and Barclays Capital Inc. and Jefferies LLC (the “Underwriters”) relating to the issue and sale by the Company (the “Offering”) of 7,475,000 common shares of beneficial interest of the Company, $0.01 par value per share (the “Common Shares”). The Common Shares sold include 975,000 common shares of the Company issued and sold pursuant to the Underwriters’ exercise in full of their option to purchase such additional shares under the Underwriting Agreement. The Offering was completed on October 20, 2014.

Pursuant to the Underwriting Agreement, the Company and the Operating Partnership have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute payments that the Underwriters may be required to make because of any of those liabilities. The Underwriting Agreement contains customary representations and covenants.

The Underwriting Agreement is filed as Exhibit 1.1 hereto, and the description of the material terms of the Underwriting Agreement in this Item 1.01 is qualified in its entirety by reference to such Exhibit, which is incorporated herein by reference.

The Company received net proceeds of approximately $143.0 million from the Offering. The Company intends to contribute the net proceeds from the offering to the Operating Partnership in exchange for partnership units of the Operating Partnership having identical economic terms. The Operating Partnership intends to use the net proceeds from the Offering for general business purposes, including, without limitation, facility acquisitions, developments, joint ventures, capital expenditures, working capital and other general corporate purposes.

The Common Shares are being offered and sold pursuant to the Company’s automatic shelf registration statement on Form S-3 (Registration No. 333-194661) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2014, which became effective immediately upon filing. The terms of the Common Shares are described in the Company’s final prospectus dated October 14, 2014.

In connection with the filing of the Underwriting Agreement, the Company and the Operating Partnership are filing on Exhibits 5.1 and 8.1 to this Current Report on Form 8-K the opinion of its counsel.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 8.01 Other Information.

On October 15, 2014, the Company issued a press release announcing the pricing of its offering of the Common Shares, a copy of which is furnished as Exhibit 99.1 hereto.

As previously disclosed in our Current Report on Form 8-K, filed on August 25, 2014, the Operating Partnership entered into an Agreement for Purchase and Sale with certain limited liability companies controlled by HSRE REIT I and HSRE REIT II, each Maryland real estate investment trusts (collectively, the “Sellers”), to acquire 26 self-storage facilities for an aggregate purchase price of $223.0 million plus customary closing costs. The HSRE Acquisition will close in two tranches.  We have completed our due diligence on all of the facilities and expect to close the first tranche of 22 facilities no later than November 3, 2014. We expect to close on the remaining four facilities no later than March 31, 2015.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated October 14, 2014, by and among CubeSmart, CubeSmart, L.P. and Barclays Capital Inc. and Jefferies LLC.

5.1	Opinion of Pepper Hamilton LLP regarding the legality of the shares offered.

8.1	Opinion of Pepper Hamilton LLP with respect to certain tax matters.

23.1	Consent of Pepper Hamilton LLP (included in Exhibit 5.1).

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 8.1).

99.1	Press Release, dated October 15, 2014.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CubeSmart

	By:	/s/ Jeffrey P. Foster
Jeffrey P. Foster
Senior Vice President, Chief Legal Officer & Secretary

CubeSmart, L.P.

By: CubeSmart, its general partner

	By:	/s/ Jeffrey P. Foster
Jeffrey P. Foster
Senior Vice President, Chief Legal Officer & Secretary

Date: October 20, 2014

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated October 14, 2014, by and among CubeSmart, CubeSmart, L.P. and Barclays Capital Inc. and Jefferies LLC.

5.1	Opinion of Pepper Hamilton LLP regarding the legality of the shares offered.

8.1	Opinion of Pepper Hamilton LLP with respect to certain tax matters.

23.1	Consent of Pepper Hamilton LLP (included in Exhibit 5.1).

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 8.1).

99.1	Press Release, dated October 15, 2014.